Exhibit 10.32

December 7, 2004

Mr. James Boyd
Chief Financial Officer & Senior Vice President
ESS Technology, Inc.

Dear Jim,

The Board of Directors has recognized your dedication and determined that appropriate steps should be taken to reinforce and encourage your continued attention to your position as our CFO and Senior Vice President and therefore has authorized a Retention Incentive Bonus for you. This Retention Incentive Bonus will be $90,000 and will be paid within 5 days of your agreeing to the terms of this agreement, subject to normal withholding amounts.

In consideration for this Retention Incentive Bonus, you agree to remain with the Company through March 1, 2006 to ensure the 2005 Financial Books of the Company are appropriately and correctly closed.

In addition, as part of your agreement in accepting this Retention Incentive Bonus, if you elect to leave the Company prior to March 1, 2006, by your signature below, you agree to give the Company a 90 day written notice of your intent to leave to ensure a smooth transition of your duties. Should you leave the Company and give a 90 day notice, you agree to pay back to the Company a prorated amount of your after tax (calculated at 60%) Retention Incentive Bonus.

If you elect to leave the Company prior to March 1, 2006 and not give such 90 day notice as mentioned above, then by your signature below you agree to pay the Retention Incentive Bonus (the after tax portion, calculated at 60%) back in full to the Company.

This Retention Incentive Bonus is in addition to your regular bonus which will be paid in 2005 after evaluating achievements vs. goals in the plan.

Jim, your hard work and dedication are appreciated and respected within ESS Technology, Inc.

Sincerely,

/s/ Robert L. Blair
Robert L. Blair
CEO

/s/ James Boyd
James Boyd

Date: 12/7/04

cc:                    Bd. Of Directors

48401 Fremont Blvd. • Fremont, CA 94538 • Tel: 510-492-1088 • Fax: 510-492-1098